EXHIBIT 21

SUBSIDIARIES OF THE MONEY TREE INC.

Subsidiaries of The Money Tree Inc.

Subsidiary	State of Incorporation
Home Furniture Mart Inc.	Georgia
The Money Tree of Louisiana, Inc.	Louisiana
Small Loans, Inc.	Georgia
The Money Tree of Florida Inc.	Georgia
The Money Tree of Georgia Inc.	Georgia

Subsidiaries of The Money Tree of Georgia Inc.

Best Buy Autos of Bainbridge Inc.	Georgia
Buyer’s Choice Motor Company	Georgia
Buyer’s Choice Finance Company	Georgia
Money To Lend, Inc.	Georgia
The Money Tree/Vanmart, Inc.	Alabama